EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30612, 333-39068, and 333-103198) of Blockbuster Inc. of our report dated February 4, 2003, except as to the fifth, seventh, eighth, and tenth paragraphs of Note 10 which are as of March 18, 2003, relating to the consolidated financial statements, which appears on this Annual Report on Form 10-K.

Dallas, Texas

March 26, 2003